EXHIBIT 10.1

August 3, 2011

Eric Rowinsky, MD
5 Robin Road
Warren, NJ 07059

Dear Eric:

This letter is to confirm our mutual understanding with respect to the terms and conditions under which you agree to provide Neoprobe Corporation (hereinafter referred to as “Neoprobe”) with Consulting Services during the period from August 3, 2011 through July 31, 2012 (the “Consulting Period”).

As used herein, the term “Consulting Services” shall mean carrying out the following job duties, which shall include, but shall not be limited to:
1.
Medical, clinical development, strategic support to business development objectives focusing on new product assessments for in-licensing, M&A prospects and territory deals pertaining to existing products;

2.
Clinical development support with a particular focus Lymphoseek development (Europe/ROW, current usage of sentinel node mapping/product in melanoma and breast cancer; expansion of studies into head and neck, GI, other tumor types), RIGS development and new products;

3.	Assisting with formation of the company's Scientific/Medical Advisory Board and ad hoc medical advisory groups (e.g. Key Opinion Leader cultivation); and
4.	Assisting with investor relations, roadshows, presentations and financings.

In performing Consulting Services for Neoprobe, you will report directly to Mark Pykett. You agree that the Consulting Services will be performed in a workmanlike manner, with professional diligence and skill, and in accordance with reasonable commercial or professional standards.

In exchange for performing the Consulting Services, Neoprobe agrees to pay you at a rate of fifteen thousand dollars ($15,000.00) per month for performing the Consulting Services.  This billing rate is intended to represent payment for approximately one third (1/3) of the equivalent of a full-time commitment.  Consulting Services rendered in excess of these projected amounts must be pre-approved by the Company prior to undertaking said services.  Payment for Consulting Services will be made within 30 days following receipt of itemized invoices from you showing the amount of time spent by you per day on project(s) on behalf of Neoprobe.

In addition, Neoprobe agrees to grant you, on the effective date of this agreement, a total of sixty thousand (60,000) restricted shares of common stock of the company.  Such grant will be subject to the terms and conditions of a separate grant agreement to be provided to you; however, in summary, thirty thousand (30,000) shares will vest each on the completion of the following two milestones:  1) completion of a transaction for anew pipeline technology and 2) the start of a new clinical trial or the filing of a new regulatory document (i.e., an IND or clinical protocol) by the Company.

Eric Rowinsky
August 3, 2011

In addition, Neoprobe agrees to grant to you, on the effective date of this agreement, sixty thousand (60,000) options to purchase common stock of the Company, such options to vest at the rate of one fourth on each of October 31, 2011, January 31, 2012, April 30, 2012 and July 31, 2012.

It is understood and agreed that Neoprobe will stipulate the places and locations where you will provide Consulting Services and, where this requires you to travel away from the metropolitan area of your regular place of residence or business, Neoprobe will reimburse you for the reasonable travel and living expenses actually incurred by you, upon submission by you and approval by Neoprobe of an itemized account of the expenses for which reimbursement is sought, along with receipts for expenses greater than $25.  However, travel time will not be considered to be time spent in the service of Neoprobe in a Consulting capacity.

During the Consulting Period, either through the performance of Consulting Services or otherwise, you may acquire proprietary and confidential information (herein “Information”) with respect to the business and research activities of Neoprobe.  You agree to keep confidential such Information and not to divulge any such Information to others.  Specifically, you agree that you will not directly or indirectly, publish or disclose to others, except with the written consent of Neoprobe, any Information, data or methods of manufacture received or obtained from Neoprobe, nor use such Information in any way, commercially or otherwise, except in performing the Consulting Services.  This obligation of confidentiality and non-use shall continue until two (2) years after the expiration of this Agreement, but shall not apply to Information which (i) becomes a matter of public knowledge through no fault of yours; (ii) is rightfully received by you from a third party without restriction on disclosure; (iii) is independently developed by you without the use of Information; or (iv) is rightfully in your possession prior to its disclosure to you by the Neoprobe.

You hereby irrevocably transfer and assign to Neoprobe without further compensation, any and all of your right, title and interest in and to all designs, ideas, discoveries, inventions, products, computer programs, source code, procedures, improvements, documents, information and materials made, conceived or developed by you alone or with others, which result from or relate to the Consulting Services (“Work Product”), including, but not limited to, all copyrightable works and copyrights, patent rights, trade secrets and trademarks, any right to claim authorship of Work Product, or any right to object to any distortion or other modification of Work Product by Neoprobe. Notwithstanding this assignment and transfer, if any Work Product incorporates or relies upon works developed by you prior to the effective date of this Agreement, you shall continue to retain ownership of thereof, but you hereby license Neoprobe to use, or have third parties use on Neoprobe’s behalf, such preexisting works as is reasonably required to fully exploit the Consulting Services performed hereunder. You agree, during and for one year following the term of the Agreement to: (i) disclose promptly in writing to Neoprobe all Work Product; and (ii) to sign and provide any and all documents and render any assistance that is reasonably necessary for Neoprobe to obtain any patent, copyright, trademark or other protection for Work Product. In case any invention is described in a patent application or is disclosed to third parties by you within one (1) year after the Consulting Services have been completed, it shall be presumed that the invention was conceived or made during the period in which the Consulting Services were rendered, and the invention will be assigned to Neoprobe as set forth in this Agreement, provided that the invention results from or relates to the Consulting Services. If the invention was made by you prior to any association with Neoprobe or was made without the Information or resources of Neoprobe, then you need not assign the invention to the Company as set forth herein.

Eric Rowinsky
August 3, 2011

At the expiration of this Agreement, you agree to promptly deliver to Neoprobe all documents, notes, or other papers supplied to you by Neoprobe in connection with your Consulting Services, which were in your possession and under your control during the time you provided your Consulting Services to Neoprobe.  You agree that you will not make or retain or give away any copies of such documents.

Either party may terminate this Agreement with thirty (30) business days’ prior written notice to the other.  Early termination of this Agreement by Neoprobe shall not relieve Neoprobe of any liability for payment of consulting fees that accrued prior to the date of termination of the Agreement, nor relieve you of any obligations with respect to the confidentiality and non-use of Information, the transfer of rights in any Work Product, or the return to Neoprobe of any documents, notes or other papers.

It is understood and agreed that your status shall be that of an independent contractor and not that of an employee of Neoprobe, and you will not, therefore, be entitled to any of the benefits available to employees of Neoprobe.  It is further understood and agreed that no representations have been made to you by Neoprobe that satisfactory performance of the Consulting Services described herein will lead to an offer of permanent employment with Neoprobe.

This Agreement shall be construed and governed by the laws of the State of Ohio and adjudicated within the exclusive jurisdiction of the courts having jurisdiction over Franklin County, Ohio.

If the foregoing terms and conditions meet with your understanding and approval, please show your acceptance and agreement by executing this letter in duplicate at the place indicated below and returning one of the executed duplicates to us, whereupon this letter shall constitute the agreement between you and Neoprobe with respect to your services in a consulting capacity.

Eric Rowinsky
August 3, 2011

Very truly yours,

By:	/s/ Mark J. Pykett
Mark J. Pykett
President and Chief Executive Officer

Accepted and agreed to:

By:	/s/ Eric K. Rowinsky, M.D.

Date:	August 3, 2011